NOTICE & PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant    ☐

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☐ Preliminary Proxy Statement	☐ CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

☒    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

NORTHERN TRUST CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On

April 19, 2005

To the Stockholders of Northern Trust Corporation:

The annual meeting of stockholders of Northern Trust Corporation will be held on Tuesday, April 19, 2005 at 10:30 a.m., Chicago time, at the office of the Corporation, northwest corner of LaSalle and Monroe Street in Chicago, Illinois.

The purposes of the meeting are to:

•	Elect 12 directors to hold office until the next annual meeting of stockholders and until their successors shall have been elected and qualified;

•	Ratify the appointment of KPMG LLP as independent registered public accountants of the Corporation for the year 2005; and

•	Transact any other business that may properly come before the meeting.

Any action on the items of business described above may be considered at the annual meeting at the time and date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

You may vote if you are a stockholder of record at the close of business on February 28, 2005.

ROSE A. ELLIS

Corporate Secretary

March 14, 2005

IMPORTANT—PLEASE VOTE PROMPTLY

In order that there may be proper representation at the meeting, we urge you to vote by telephone or through the Internet or sign and return the enclosed proxy card in the postage-paid envelope provided. You may nevertheless vote in person if you do attend the meeting.

NORTHERN TRUST CORPORATION

50 South LaSalle Street

Chicago, Illinois 60675

March 14, 2005

PROXY STATEMENT

INTRODUCTION

Our 2005 annual meeting of stockholders will be held on Tuesday, April 19, 2005 at 10:30 a.m., Chicago time, at the office of Northern Trust Corporation (the “Corporation”) located on the northwest corner of LaSalle and Monroe Street in Chicago, Illinois. We invite you to attend the annual meeting and vote your shares directly.

You do not need to attend the annual meeting to vote your shares. Instead, you may vote your shares by telephone or through the Internet or you may complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided. Instructions for voting by telephone or through the Internet can be found on the enclosed proxy card.

The Corporation’s board of directors is soliciting your proxy to encourage your participation in the voting at the annual meeting and to obtain your support on each proposal to be presented. This proxy statement provides you with information about each proposal and other matters that you may find useful in voting your shares. On March 14, 2005, we began mailing this proxy statement and the enclosed proxy card to all stockholders entitled to vote at the annual meeting. Detailed information relating to the Corporation’s activities and financial performance is contained in our 2004 annual report to stockholders, which is also enclosed.

VOTING

Who May Vote

Record holders of the Corporation’s common stock at the close of business on February 28, 2005 may vote at the annual meeting. On that date, the Corporation had 218,699,056 shares outstanding. The shares of common stock held in the Corporation’s treasury will not be voted.

You are entitled to one vote for each share of common stock that you owned of record at the close of business on February 28, 2005. The enclosed proxy card indicates the number of shares you are entitled to vote at the annual meeting. You may vote cumulatively in the election of directors, a process described below under “Election of Directors.”

Voting Your Proxy

Whether or not you plan to attend the annual meeting, we urge you to vote your proxy promptly.

If you are a stockholder of record (that is, if you hold shares of the Corporation’s common stock in your own name), you may vote your shares by proxy using any of the following methods:

•	telephoning the toll-free number listed on the proxy card;

•	using the Internet site listed on the proxy card; or

•	completing, signing, dating and returning the proxy card in the postage-paid envelope provided.

The telephone and Internet voting procedures set forth on the proxy card are designed to authenticate stockholders’ identities, to allow stockholders to provide their voting instructions, and to confirm that their instructions have been properly recorded. If you vote by telephone or through the Internet, you should not return your proxy card.

If your shares of common stock are held by a broker, bank or other nominee in “street name,” you will receive voting instructions (including instructions, if any, on how to vote by telephone or through the Internet) from the record holder that you must follow in order to have your shares voted at the annual meeting.

If you own shares of common stock as a participant in the amended and restated Northern Trust Company Thrift-Incentive Plan (“TIP”), including shares in the Northern Trust Stock Fund or the Former ESOP Fund of the TIP, or shares in any other employee benefit plan of the Corporation, you will receive a voting instruction card that covers the shares credited to each of your plan accounts.

Whether you vote by mail, telephone or Internet, your common stock will be voted in accordance with your instructions. If you sign, date and return your proxy card without indicating how you want to vote your shares, the proxy holders will vote your shares as recommended by the board of directors FOR the election of each nominee for director and FOR the ratification of the appointment of KPMG LLP as the Corporation’s independent registered public accountants for the year 2005. The proxy holders are authorized to vote as they shall determine in their sole discretion on any other matters as may properly come before the meeting.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the annual meeting. To revoke your proxy, you may send a written notice of revocation to the Corporation’s Corporate Secretary at the address indicated on the first page of this proxy statement, submit another signed proxy with a later date, vote by telephone or through the Internet at a later date, or vote in person at the annual meeting.

Voting in Person

You may come to the annual meeting and vote your shares in person by obtaining and submitting a ballot that will be provided at the meeting. However, if your shares are held by a broker, bank or other nominee in street name, to be able to vote at the meeting you must obtain a proxy, executed in your favor, from the institution that holds your shares, indicating that you were the beneficial owner of the shares on February 28, 2005, the record date for voting.

Householding Information

We are delivering only one annual report and proxy statement to record stockholders who share the same address unless they have notified us that they wish to continue receiving multiple copies. This practice, known as “householding,” reduces duplicate mailings, saves printing and postage costs as well as natural resources and will not affect dividend check mailings. If you wish to receive a separate copy of the annual report or proxy statement, or if you wish to receive separate copies of future annual reports or proxy statements, please call 312-444-7030 or mail a request to the Corporation’s Corporate Secretary at the address indicated on the first page of this proxy statement. We will deliver the requested documents promptly upon your request.

If you and other record stockholders with whom you share an address currently receive multiple copies of annual reports or proxy statements, or if you hold stock in the Corporation in more than one account and, in either case, you wish to receive only a single copy of the annual report or proxy statement, please contact the Corporation’s transfer agent (Wells Fargo Bank, N.A., Attn: Householding, P.O. Box 64854, St. Paul, MN 55164-0854; Telephone: 877-602-7615) with the names in which all accounts are registered and the name of the account for which you wish to receive mailings.

Quorum and Vote Required for Approval

A quorum of stockholders is necessary to hold a valid meeting. A quorum will exist if a majority of the outstanding shares is present in person or by proxy at the annual meeting. Abstentions and broker non-votes, if any, will be counted as present for purposes of establishing a quorum. A “broker non-vote” will occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. Inspectors of election appointed for the annual meeting will tabulate all votes cast in person or by proxy at the annual meeting. In the event a quorum is not present at the annual meeting, we expect that the annual meeting will be adjourned or postponed to solicit additional proxies.

The directors will be elected at the annual meeting by a plurality of all the votes cast (i.e., the 12 nominees for director who receive the most votes will be elected). Votes to “withhold” authority for a nominee or nominees will have no effect on the election of directors, and it is not anticipated that there will be any broker non-votes on this proposal since brokers will have discretion to vote in the election of directors. The vote required for ratification of the appointment of KPMG LLP as the Corporation’s independent registered public accountants for the year 2005 is the affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote at the annual meeting. An abstention with respect to the ratification of the appointment of KPMG LLP will have the effect of a vote against the ratification proposal, and broker non-votes will have no effect on the ratification proposal.

Solicitation of Proxies

The Corporation will pay all costs of soliciting proxies. The Corporation has retained Georgeson Shareholder Communications Inc. to assist with the solicitation of proxies for a fee not to exceed $12,500, plus reimbursement of reasonable out-of-pocket expenses. In addition, we may also use our officers and employees to solicit proxies either personally or by telephone, Internet, letter or facsimile.

ADMITTANCE TO THE ANNUAL MEETING

Stockholders as of the record date, or their duly appointed proxies, may attend our annual meeting on April 19, 2005, and each may be accompanied by one guest. Registration will begin at 9:30 a.m., and seating will begin at 10:00 a.m. If you attend, please note that you will need an admission ticket or proof of ownership of Northern Trust common stock to enter the meeting. If you arrive at the meeting without an admission ticket, we will admit you only if we are able to verify that you are a Northern Trust stockholder. Also, you may be asked to present valid picture identification, such as a driver’s license or passport. For safety and security reasons, cameras and recording devices will not be permitted in the meeting.

For registered stockholders, an admission ticket is enclosed. Please bring the admission ticket with you to the meeting.

If your shares of common stock are held by a broker, bank or other nominee in street name, your admission ticket is the left side of your voting information form. If you do not bring your admission ticket, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership.

ELECTION OF DIRECTORS

Stockholders will be asked to elect 12 directors at this year’s annual meeting. Set forth below is detailed information with respect to the 12 nominees, 11 of whom are currently serving as directors of the Corporation and of its principal subsidiary, The Northern Trust Company (the “Bank”). Robert S. Hamada, a director of the Corporation since 1988, has decided not to stand for re-election as a director at the annual meeting. Charles A. Tribbett III, a new director nominee who was initially recommended to the Corporate Governance Committee by William A. Osborn, the Chairman and Chief Executive Officer of the Corporation and the Bank, will stand for election to Mr. Hamada’s vacated seat. Each of the 12 director nominees has consented to serve as a director if elected at this year’s annual meeting.

Each nominee elected as a director will serve until the next annual meeting and until his or her successor has been elected and qualified. If any nominee is unable to serve as a director at the time of the annual meeting, your proxy may be voted for the election of another nominee proposed by the board or the board may reduce the number of directors to be elected at the annual meeting.

The enclosed proxy card provides instructions on how to vote for all nominees or to withhold authority to vote for all or one or more nominees. You have cumulative voting rights in the election of directors, meaning that your total number of votes equals the number of your shares of common stock multiplied by 12, the number of directors to be elected. You may allocate these cumulative votes equally among the nominees or otherwise as you specify on the enclosed proxy card. Unless you choose a different allocation and so mark on your proxy card, it is expected that the proxy holders will allocate cumulative votes equally among all nominees for whom authority to vote has not been withheld. However, the proxy holders will have the discretion to allocate cumulative votes differently among those for whom authority to vote has not been withheld, so as to elect all or as many nominees as possible depending on the circumstances at the annual meeting. If you wish to exercise your right to cumulative voting, you must provide us with written instructions on the enclosed proxy card; you may not exercise this right by voting by telephone or through the Internet.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH NOMINEE.

INFORMATION ABOUT THE NOMINEES FOR DIRECTOR

The following information about the nominees for election to the board of directors of the Corporation at the 2005 annual meeting of stockholders is as of December 31, 2004, unless otherwise indicated.

DUANE L. BURNHAM, Director since 1997, Age 62

Retired Chairman and Chief Executive Officer, Abbott Laboratories since April 1999, Chairman from 1990 until that date, and Chief Executive Officer from 1990 through December 1998 (Global diversified health care products and services company).

SUSAN CROWN, Director since 1997, Age 46

Vice President, Henry Crown and Company since 1984 (Company with diversified manufacturing operations, real estate and securities).

Ms. Crown is a director of Illinois Tool Works Inc. and a trustee of Yale University and Rush-Presbyterian-St. Luke’s Medical Center in Chicago.

ROBERT A. HELMAN, Director since 1986, Age 70 Partner, Mayer, Brown, Rowe & Maw since 1967 (Law firm).

DIPAK C. JAIN, Director since 2004, Age 47

Dean, Kellogg School of Management, Northwestern University since July 2001, Sandy and Morton Goldman Professor in Entrepreneurial Studies since September 1994, Professor of Marketing since September 1993, Associate Dean for Academic Affairs from July 1996 to June 2001, and member of the Faculty since September 1986 (Educational institution); Visiting Professor of Marketing, Sasin Graduate Institute of Business Administration, Chulalongkorn University, Bangkok, Thailand since October 1989 (Educational institution).

Mr. Jain is a director of Deere & Company, Hartmarx Corporation, Peoples Energy Corporation and UAL Corp.

ARTHUR L. KELLY, Director since 1988, Age 67

Managing Partner, KEL Enterprises L.P. since 1982 (Holding and investment partnership).

Mr. Kelly is a director of BASF Aktiengesellschaft, Bayerische Motoren Werke (BMW) A.G., Deere & Company and Snap-on Incorporated.

ROBERT C. McCORMACK, Director since 2000, Age 65

Advisory Director since January 2005, Co-Chairman and Managing Director from 1993 to 2004 and founding partner, Trident Capital, Inc. (Venture capital firm).

Mr. McCormack is a director of DeVry Inc., Illinois Tool Works Inc. and MeadWestvaco Corporation.

EDWARD J. MOONEY, Director since 1996, Age 63

Retired Délégué Général-North America since March 2001, Suez Lyonnaise des Eaux (Worldwide provider of energy, water, waste and communications services); Retired Chairman and Chief Executive Officer, Nalco Chemical Company since March 2000, Chairman and Chief Executive Officer from April 1994 until that date, and President from 1990 until December 1998 (Manufacturer of specialized service chemicals acquired by Suez Lyonnaise des Eaux in November 1999).

Mr. Mooney is a director of FMC Corporation and FMC Technologies, Inc.

WILLIAM A. OSBORN, Director since 1994, Age 57

Chairman since October 1995, Chief Executive Officer since June 1995 and President since January 2003 of the Corporation and the Bank.

Mr. Osborn is a director of Caterpillar Inc., NICOR, Inc., Tribune Company and a Class A Director of the Federal Reserve Bank of Chicago.

JOHN W. ROWE, Director since 2002, Age 59

Chairman, President and Chief Executive Officer, Exelon Corporation since November 2004, Chairman and Chief Executive Officer since April 2002, President from October 2000 to April 2003, and Co-Chief Executive Officer from October 2000 to April 2002 (Energy company formed through the merger of Unicom Corporation and PECO Energy Company in October 2000); Chairman, President and Chief Executive Officer of Unicom Corporation and its principal subsidiary, Commonwealth Edison Company, from March 1998 to October 2000; and President and Chief Executive Officer of New England Electric System from February 1989 to February 1998.

Mr. Rowe is a director of Sunoco Corporation and UnumProvident Corporation.

HAROLD B. SMITH, Director since 1974, Age 71

Chairman of the Executive Committee, Illinois Tool Works Inc. since 1982 (Manufacturer and marketer of engineered components and industrial systems and consumables).

Mr. Smith is a director of Illinois Tool Works Inc. and W. W. Grainger, Inc.

WILLIAM D. SMITHBURG, Director since 1981, Age 66

Retired Chairman, President and Chief Executive Officer, The Quaker Oats Company since October 1997 and from 1981 until that date, Chief Executive Officer (Worldwide manufacturer and marketer of beverages and grain-based products).

Mr. Smithburg is a director of Abbott Laboratories, Corning Incorporated and Smurfit-Stone Container Corporation.

CHARLES A. TRIBBETT III, Age 49

Managing Director, Russell Reynolds Associates since December 1989, Co-Area Manager of the Chicago office since December 1994, and Co-Leader of the firm’s CEO/Board Services Practice since December 1995 (Global recruiting firm); Partner, Abraham & Sons from December 1987 to December 1989 (Private investment and brokerage firm); Attorney, Skadden, Arps, Slate, Meagher & Flom from January 1984 to December 1987 (Law firm).

CORPORATE GOVERNANCE

Director Independence

The board of directors has determined that, in its opinion, all current directors of the Corporation (other than William A. Osborn, the Chairman and Chief Executive Officer of the Corporation and of the Bank) are “independent” directors as defined under applicable rules of The Nasdaq Stock Market, Inc. (“Nasdaq”). In making its determinations of independence, the board considered certain categorical standards of independence as set forth in stock exchange corporate governance rules and all relevant facts and circumstances to ascertain whether there was any relationship between a director and the Corporation that, in the opinion of the board, would interfere with the exercise of independent judgment in carrying out the responsibilities of the director, or any material relationship with the Corporation (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation). In each case, the Corporation’s directors, other than Mr. Osborn, could be determined to be independent under the categorical standards considered by the board, which are attached as Exhibit A to this proxy statement.

The independent directors of the Corporation meet in executive sessions separate from management at least twice a year. The independent directors met in such executive sessions three times during 2004. The chairman of the Corporate Governance Committee or, in his or her absence, the chairman of either the Audit, Compensation and Benefits, Business Risk, or Business Strategy Committee presides at the executive sessions of the independent directors.

Audit Committee

Current Members: Directors Burnham (Chair), Crown, Jain, Mooney and Rowe

Number of Meetings in 2004: Six

Oversight Activities:

•	Appoints and evaluates the performance and independence of the Corporation’s independent registered public accountants
•	Meets with internal audit representatives; receives and discusses the internal audit program and the results of examinations
•	Meets with the Corporation’s independent registered public accountants; reviews and discusses their reports issued with respect to the Corporation’s annual financial statements and internal control structure
•	Meets with banking regulators; receives and discusses results of regulatory examinations

The board of directors has determined that, in its opinion, all current members of the Corporation’s Audit Committee are “independent” directors as defined by Nasdaq, and that Messrs. Burnham, Mooney and Rowe are “audit committee financial experts,” as defined by the Securities and Exchange Commission (“SEC”).

The board of directors of the Corporation has adopted a formal charter, most recently revised in January 2005, that governs the duties and responsibilities of the Audit Committee. The Audit Committee charter is attached as Exhibit B to this proxy statement and is available on the Corporation’s website at www.northerntrust.com.

Compensation and Benefits Committee

Current Members: Directors Mooney (Chair), Crown, Kelly, Smith and Smithburg

Number of Meetings in 2004: Five

Oversight Activities:

•	Meets with internal human resources representatives and outside consultants and reviews compensation policy and executive compensation levels
•	Recommends stock and cash benefit and incentive plans, programs and payments
•	Administers certain stock and cash benefit and incentive plans and programs
•	Oversees management development and succession planning

The board of directors has determined that, in its opinion, all current members of the Corporation’s Compensation and Benefits Committee are “independent” directors as defined by Nasdaq.

The board of directors of the Corporation has adopted a formal charter that governs the duties and responsibilities of the Compensation and Benefits Committee. The Compensation and Benefits Committee charter is available on the Corporation’s website at www.northerntrust.com.

Corporate Governance Committee

Current Members: Directors Smithburg (Chair), Burnham, Rowe and Smith

Number of Meetings in 2004: Five

Oversight Activities:

•	Evaluates and recommends candidates for nomination to the board of directors
•	Recommends structure and membership of board committees
•	Considers candidates for the board recommended by stockholders

The board of directors has determined that, in its opinion, all current members of the Corporation’s Corporate Governance Committee are “independent” directors as defined by Nasdaq.

The board of directors of the Corporation has adopted a formal charter that governs the duties and responsibilities of the Corporate Governance Committee. The Corporate Governance Committee charter is available on the Corporation’s website at www.northerntrust.com.

As set forth in its charter, the Corporate Governance Committee is responsible for considering, evaluating and recommending candidates for director. The Committee will consider persons nominated by stockholders in accordance with the nomination procedures specified in the Corporation’s by-laws or otherwise recommended by stockholders. The Corporation’s by-laws provide that stockholders may propose director nominations only if they give timely written notice, directed to the attention of the Corporation’s Corporate Secretary at the address indicated on the first page of this proxy statement, not less than 90 days and not more than 120 days prior to the anniversary date of the prior year’s annual meeting. The notice must contain the information required by the by-laws. Stockholders may recommend candidates for director by following the procedures for communicating with directors described below under “—Communications with the Board and Independent Directors.” The Committee uses the same process for considering, evaluating and recommending director candidates, regardless of whether a candidate is recommended by a stockholder, director, officer, third-party search firm or any other person or group.

In its evaluation of director candidates, including persons recommended by stockholders, the Committee considers the factors specified in the Corporation’s Corporate Governance Guidelines, including the nature of the expertise and experience required for the performance of the duties of a director of a corporation engaged in the Corporation’s business and such matters as: relevant business and industry experience; professional background; age; current employment; community service and other board service. The Committee also considers the racial, ethnic and gender diversity of the board in assessing individual candidates. The Committee seeks to identify, as candidates for director, persons with a reputation for and record of integrity and good business judgment who (i) have experience in positions with a high degree of responsibility and are leaders in the organizations with which they are affiliated, (ii) are free from conflicts of interest that could interfere with a director’s duties to the Corporation and its stockholders, and (iii) are willing and able to make the necessary commitment of time and attention required for effective board service. The Committee also takes into account a candidate’s level of financial literacy, and monitors the mix of skills and experience of the directors in order to assess whether the board has the necessary tools to perform its oversight function effectively. A full listing of the characteristics and qualifications of director candidates considered by the Committee is set forth in the Corporate Governance Guidelines on the Corporation’s website at www.northerntrust.com. Following its evaluation process, the Committee recommends its director nominees to the full board of directors, and the board makes the final determination of director nominees based on its consideration of the Committee’s recommendation and report.

Other Committees

The Corporation’s board of directors has three other standing committees. The Business Strategy Committee, whose members are Directors Kelly (Chair), Hamada, Helman, Jain and McCormack, reviews the policies, strategies and performance of the various business units of the Corporation. The Business Risk Committee, whose members are Directors Smith (Chair), Hamada, Helman and McCormack, reviews the risks inherent in extending credit, managing assets and liabilities, and providing fiduciary services and other related matters. The Executive Committee, whose members are Directors Osborn (Chair), Kelly, Mooney, Smith and Smithburg, meets as required and may exercise the powers of the board in the management of the business and affairs of the Corporation when the board is not in session, subject to limitations imposed by law and the by-laws of the Corporation.

Meetings

The Corporation’s board of directors held six meetings during 2004. All persons who were directors during 2004 attended at least 75% of these meetings and meetings of committees on which they served. All of the directors attended the 2004 annual meeting of stockholders.

Communications with the Board and Independent Directors

Stockholders and other interested persons may communicate any concerns they may have regarding the Corporation, including recommendations of candidates for director, to the board of directors or to any member of the board of directors by writing to them at the following address:

Northern Trust Corporation

Attention: [Board of Directors]/[Board Member]

c/o Corporate Secretary

Northern Trust Corporation

Fifty South LaSalle Street, M-9

Chicago, Illinois 60675

Communications directed to the independent directors should be sent to the attention of the Chairman of the Corporate Governance Committee, c/o the Corporation’s Corporate Secretary, at the address indicated above.

Any stockholder or other interested person who has a particular concern regarding accounting, internal accounting controls or other audit matters that he or she wishes to bring to the attention of the Audit Committee of the board of directors may communicate those concerns to the Audit Committee or its Chairman, using the address indicated above.

A majority of the independent directors of the Corporation have approved procedures with respect to the receipt, review and processing of, and any response to, written communications sent by stockholders and other interested persons to the board of directors. Any written communication regarding accounting, internal accounting controls or other matters are processed in accordance with procedures adopted by the Audit Committee.

Corporate Governance Guidelines

The Corporation first adopted Corporate Governance Guidelines in May 2000. The Corporate Governance Committee is responsible for reviewing and reassessing at least annually the adequacy of the Corporate Governance Guidelines and recommending any changes to the board of directors for its approval. The Corporation most recently amended and restated its Corporate Governance Guidelines in February 2004. The amended and restated Corporate Governance Guidelines embody many of the Corporation’s long-standing practices and incorporate new policies and procedures that strengthen its commitment to corporate governance best practices. A copy of the amended and restated Corporate Governance Guidelines is available on the Corporation’s website at www.northerntrust.com.

Code of Business Conduct and Ethics

The board of directors of the Corporation has adopted a Code of Business Conduct and Ethics to (i) promote honest and ethical conduct, including fair dealing and the ethical handling of actual or apparent conflicts of interest, (ii) promote full, fair, accurate, timely and understandable disclosure, (iii) promote compliance with applicable laws and governmental rules and regulations, (iv) ensure the protection of the Corporation’s legitimate business interests, including corporate opportunities, assets and confidential information and (v) deter wrongdoing. The Code satisfies applicable SEC and Nasdaq requirements and applies to all directors, officers (including the Corporation’s principal executive officer, principal financial officer, principal accounting officer and controller) and employees of the Corporation and its subsidiaries. A copy of the Code is available on the Corporation’s website at www.northerntrust.com. The Corporation intends to disclose any amendments to the Code, and all waivers from the Code for directors and executive officers, by posting such information on its website.

ADDITIONAL INFORMATION ABOUT THE BOARD AND MANAGEMENT

Director Compensation

In 2004, non-employee directors received the following fees for their service on the board:

Annual Retainer	$40,000
For Each Board and Committee Meeting Attended	$1,500

The chairman of each committee other than the Executive Committee received an additional annual retainer of $10,000 in 2004. Each member of the Audit Committee (including the Audit Committee chairman) received an additional annual retainer of $5,000. All non-employee directors are also eligible to receive a per diem fee of $1,000 when required to attend orientation meetings or to perform specific services on behalf of the Corporation. The Corporation paid $9,000 for such services in 2004.

In January 2003, each non-employee director received a grant of 2,400 stock units under the Northern Trust Corporation 2002 Stock Plan (the “2002 Plan”), with 800 stock units vesting upon election or re-election as a director of the Corporation in each of the years 2003, 2004 and 2005. Any additional non-employee directors elected during this period will receive a similar award, prorated for time served on the board during the three-year time period. A non-employee director will receive one share of common stock for each stock unit upon vesting of the stock units. Dividend equivalents on the stock units are paid on a current basis unless, as described below, the non-employee director elects to defer the stock units.

Non-employee directors may elect to defer payment of their cash compensation and stock units until termination of their service as directors. Any deferred cash compensation is converted into stock units representing shares of common stock. The value of each stock unit is based upon the market price of the stock at the end of the calendar quarter for which the cash compensation would have been paid. Dividend equivalents on all deferred stock units are paid quarterly to a cash account and accrue interest at an interest rate determined from time to time by the Compensation and Benefits Committee. Deferred cash compensation and dividend equivalents will be paid out in cash, and deferred stock units will be distributed in stock, in each case in a lump sum or in up to ten annual installments at the election of the director.

In 2005, compensation for the non-employee directors will remain the same as in 2004, except that the non-employee directors will receive an annual retainer of $60,000, and a grant of stock units equal in value to $60,000 and comprised of (i) 800 stock units from an earlier grant that will vest in 2005 and (ii) stock units equal in value to $60,000 less the value of the 800 stock units, in each case with the value of the stock units determined by the average of the high and low sale prices of the common stock on the date of the 2005 annual meeting of stockholders.

Directors who are also employees receive no additional compensation for serving on the board or its committees.

Services Provided by the Corporation to Directors and Executive Officers

Directors and executive officers of the Corporation, as well as members of their immediate families and various corporations and other entities associated with the directors, were clients of and had transactions with the Corporation and its subsidiaries in the ordinary course of business during 2004. These transactions included loans; purchases, sales and placements of investment securities and other financial instruments; fiduciary transactions; deposits; and other purchase, sale and finance transactions. Similar transactions may occur in the ordinary course of business in the future. All loans were made on a non-preferential basis and did not involve more than the normal risk of collectibility or present other unfavorable terms. All loans made to directors and executive officers of the Corporation are permitted under the provisions of the Sarbanes-Oxley Act of 2002. Transactions in 2004 involving services provided by the Corporation to its directors and executive officers did not result in payments or fees that were material to the gross revenues of the Corporation.

Other Business Relationships

In the ordinary course of business, the Corporation uses the products and services of organizations of which the Corporation’s directors are directors or executive officers. Transactions in 2004 involving the purchase of products and services did not result in payments that were material to the gross revenues of the organization with which a director was associated. Mr. Helman, a director of the Corporation, is a partner in the law firm of Mayer, Brown, Rowe & Maw, which renders legal services to the Corporation and its subsidiaries.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s directors and executive officers, and beneficial owners of more than 10% of the Corporation’s stock, if any, to file with the SEC initial reports of ownership and reports of changes in ownership of any securities of the Corporation. Copies of these reports must also be provided to the Corporation.

To the Corporation’s knowledge, all the Corporation’s directors, executive officers and beneficial owners of more than 10% of the Corporation’s stock made on a timely basis all filings required during 2004, except that Alison A. Winter, an Executive Vice President of the Corporation, filed a late Form 5 to report that she is a trustee of a trust holding 100 shares of the Corporation’s common stock. In making these disclosures, the Corporation relied on copies of the reports provided to the Corporation and written representations from reporting persons that no other reports were required.

Compensation and Benefits Committee Interlocks and Insider Participation

None of the members of the Compensation and Benefits Committee is or ever was an officer or employee of the Corporation or any of its subsidiaries. Members of the committee, as well as members of their immediate families and various corporations and other entities associated with such members, may have loans with the Bank and other transactions with the Corporation and its subsidiaries. All loans were made on a non-preferential basis and did not involve more than the normal risk of collectibility or present other unfavorable terms. All loans made to members of the Compensation and Benefits Committee are permitted under the provisions of the Sarbanes-Oxley Act of 2002.

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows the beneficial ownership of the Corporation’s common stock for each director and director nominee, each executive officer named in the Summary Compensation Table elsewhere in this proxy statement and all directors and executive officers of the Corporation as a group, as of January 1, 2005.

	Common Stock(1) and Stock Units(2) Owned as of January 1, 2005
Name	No. of Shares		Percent of Class	No. of Stock Units

Duane L. Burnham	2,000		*	18,040
Susan Crown	11,600		*	3,200
Robert S. Hamada	12,200		*	10,315
Robert A. Helman	7,200		*	17,053
Dipak C. Jain	1,000		*	2,716
Arthur L. Kelly	88,866		*	14,464
Robert C. McCormack	7,919,457	(3)	3.62%	4,800
Edward J. Mooney	7,200		*	2,400
William L. Morrison	298,491	(4)	*	44,000
William A. Osborn	1,812,944	(4)	*	290,350
Perry R. Pero	1,139,569	(4)	*	97,456
John W. Rowe	1,000		*	7,276
Harold B. Smith	13,880,702	(5)	6.34%	800
William D. Smithburg	8,300		*	55,221
Timothy J. Theriault	220,848	(4)	*	42,000
Charles A. Tribbett III	1,000	(6)	*	0
Frederick H. Waddell	402,192	(4)	*	40,000
All directors and executive officers as a group	21,970,729	(4)(5)	10.03%	832,591
*Less than one percent of the outstanding common stock.

Following are footnotes to the table on the preceding page:

(1) The information contained in this table was furnished to the Corporation by the individuals named in the table and reflects the SEC’s definition of beneficial ownership. Except as noted below, the nature of beneficial ownership for shares shown in this table is sole voting and/or investment power (including shares as to which spouses and minor children of the individuals covered by this table have such power).

(2) All stock units shown in the table are vested except for 800 unvested stock units held by each non-employee director and the following unvested stock units held by the named executive officers: Mr. Morrison, 44,000 unvested stock units; Mr. Osborn, 111,000 unvested stock units; Mr. Pero, 46,000 unvested stock units; Mr. Theriault, 42,000 unvested stock units; and Mr. Waddell, 40,000 unvested stock units. Stock units held by directors and executive officers do not have voting rights.

(3) Robert C. McCormack, as co-trustee with the Bank, Harold B. Smith and one other individual, shares voting and investment power for 5,164,056 shares or 2.36% of the outstanding common stock. As co-trustee with the Bank, he shares voting and investment power for 2,310,943 or 1.05% of the outstanding common stock. With respect to 117,000 shares or .05% of the outstanding common stock, he serves as co-trustee with the Bank and has sole voting and investment power. In addition, Mr. McCormack has sole voting and investment power as to 294,107 shares or .13% of the outstanding common stock that are held in a family partnership of which he is the general partner.

(4) The number of shares shown includes shares issuable pursuant to stock options exercisable within 60 days after January 1, 2005, as follows: Mr. Morrison, 252,232 shares; Mr. Osborn, 1,313,195 shares; Mr. Pero, 385,626 shares; Mr. Theriault, 183,873 shares; and Mr. Waddell, 257,835 shares; and all directors and executive officers as a group, 3,377,748 shares.

(5) See note 2 to the Security Ownership of Certain Beneficial Owners Table on page 16.

(6) As of March 1, 2005, Mr. Tribbett owned 1,000 shares of common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table includes information concerning common stock ownership of stockholders who were the beneficial owners of more than 5% of the outstanding shares of the Corporation’s common stock as of January 1, 2005.

	Common Stock Owned (1) as of January 1, 2005
Name and Address	No. of Shares	Percent of Class
Harold B. Smith	13,880,702(2)	6.34%
3600 West Lake Avenue, Glenview, Illinois 60025-5811
The Northern Trust Company	14,417,672(3)	6.58%
50 South LaSalle Street, Chicago, Illinois 60675

(1) The information contained in this table was furnished to the Corporation by the persons named in the table and reflects the SEC’s definition of beneficial ownership. The nature of beneficial ownership of the holdings shown in this table is set forth in notes 2 and 3 below.

(2) Harold B. Smith serves as co-trustee and shares voting and investment power with various family members and the Bank with respect to 8,599,432 shares or 3.93% of the outstanding common stock. As co-trustee with the Bank, Robert C. McCormack and one other individual, he shares voting and investment power for 5,164,056 shares or 2.36% of the outstanding common stock. With respect to 99,110 shares or .05% of the outstanding common stock, he serves as co-trustee and shares voting and investment power with other family members. Mr. Smith also has sole voting and investment power over 4,504 shares or .01% of the outstanding common stock held in a trust, and shared voting and investment power over 13,600 shares or .01% of the outstanding common stock as co-trustee of two additional trusts.

(3) The Bank, as Trustee of the TIP, holds 14,417,672 shares or 6.58% of the outstanding common stock. Of these shares, 4,492,000 shares or 2.05% of the outstanding common stock are held in the Northern Trust Stock Fund of the TIP, and 9,925,672 shares or 4.53% of the outstanding common stock are held in the Former ESOP Fund of the TIP. Effective January 1, 2005, the Northern Trust Employee Stock Ownership Plan (“ESOP”) was merged into the TIP, with the ESOP shares separately maintained as the Former ESOP Fund of the TIP. TIP participants have the right to direct the Bank, as Trustee, to vote the shares held in their accounts, subject to Part 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Bank, as Trustee, will vote allocated shares for which no direction is received and unallocated shares, if any (together, “Undirected Shares”) in the same proportion as the shares for which direction is received, except as otherwise provided in accordance with ERISA. Under the TIP, participants are “named fiduciaries” to the extent of their authority to direct the voting of shares held in their accounts and their proportionate share of Undirected Shares. With respect to investment power in the context of a tender offer, TIP participants have the right to direct the Bank, as Trustee, whether to tender shares held in their accounts, except to the extent such directions are contrary to ERISA. The Bank, as Trustee, shall not tender Undirected Shares, except as otherwise provided in accordance with ERISA.

In addition, the Bank and its affiliates individually act as sole or co-fiduciary with respect to trusts and other fiduciary accounts which own, hold or control through intermediaries in the aggregate 29,553,134 shares or 13.49% of the outstanding common stock over which the Bank and its affiliates have, directly or indirectly, sole or shared voting power and/or sole or shared investment power. No single trust or other fiduciary account holds a beneficial ownership interest in excess of 5%. The Bank and its affiliates have sole voting power with respect to 10,047,817 shares or 4.59% of the outstanding common stock, and they share voting power with respect to 18,915,568 shares or 8.64% of the outstanding common stock. They have sole investment power with respect to 5,026,960 shares or 2.3% of the outstanding common stock, and they share investment power with respect to 16,932,544 shares or 7.73% of the outstanding common stock.

As of January 1, 2005, Northern Trust directors and employees as a group beneficially owned over 16% of the Corporation’s common stock. In addition, the Corporation estimates that at least 3% of the Corporation’s common stock was beneficially owned by Northern Trust retirees as of January 1, 2005.

EXECUTIVE COMPENSATION

COMPENSATION AND BENEFITS COMMITTEE REPORT

The Compensation and Benefits Committee (the “Committee”) is responsible for overseeing the Corporation’s executive compensation program. The Committee is composed entirely of independent directors as defined by Nasdaq.

The Committee approves compensation of the Corporation’s executive officers, recommends director compensation, and provides strategic advice and direction with respect to the Corporation’s employee compensation, benefits and welfare policies, plans and programs. The specific duties and responsibilities of the Committee are described above under “Corporate Governance – Compensation and Benefits Committee” and are set forth in the Compensation and Benefits Committee charter, which is available on the Corporation’s website at www.northerntrust.com.

Executive Compensation Principles

General.  Every year the Committee reviews each component of the Corporation’s executive compensation program. The Committee compares compensation levels to those of a peer group of 10-15 financial services organizations that share one or more of the following characteristics: lines of business similar to those of the Corporation; significant operations in the Corporation’s principal geographic areas; competitor of the Corporation for executive talent; and size, either overall or in particular lines of business, comparable to that of the Corporation. All of the organizations in the peer group for 2004 are included in the Keefe, Bruyette & Woods 50 Index, a market-capitalization-weighted bank-stock index used by the Corporation in its Five-Year Cumulative Total Return graph presented elsewhere in this proxy statement.

The Committee reviews and approves the compensation of the Corporation’s management committee, which includes the chief executive officer and the other executive officers named in the Summary Compensation Table (the “named executive officers”). For other executives the Committee reviews and approves overall compensation policies and payment levels. The Committee considers executive compensation recommendations from the Corporation’s Human Resources Department and, as described below, an outside compensation consultant. In reviewing the compensation of executives other than the chief executive officer, the Committee takes the chief executive officer’s counsel and recommendations into account. In its executive compensation decisions, the Committee adheres to a common set of compensation principles applicable to all employees of the Corporation. The key principles underlying the Corporation’s “total compensation strategy” include: a focus on all elements of total compensation; consideration of the competitive market for guidance on the design of incentive pay programs and the levels of base and incentive pay; and a recognition of company, business unit and individual performance.

The Corporation’s executive compensation program is designed to compensate individuals at competitive levels to ensure the effective recruitment and retention of executive talent. It links short-term and longer-term financial rewards to the Corporation’s success by making a significant portion of the executives’ cash compensation variable and dependent on corporate or business unit performance. The Committee believes that this component of executive compensation should increase if performance goals are achieved or exceeded, and correspondingly should decrease if goals are not achieved. The Corporation’s executive compensation program also emphasizes equity incentives in order to closely align the executives’ interests with those of the stockholders.

Compensation Consultant.  The Committee retains an outside compensation consultant to assist the Committee’s executive compensation decision-making. The outside compensation consultant provides information regarding competitive market data, relevant legal and regulatory requirements, and corporate best practices. The consultant advises the Committee on how best to make compensation decisions with respect to the Corporation’s executive officers consistent with stockholders’ long-term interests. The consultant also responds to and makes compensation recommendations in light of specific factors relevant to the Corporation.

Stock Ownership Guidelines.  The Committee reviews the stock ownership and stock retention levels of the Corporation’s executive officers. The Committee has not previously established formal stock ownership requirements for its executive officers and directors given the significance (as a multiple of base salaries) of existing equity holdings and potential equity holdings (in the form of stock options and stock units) of these individuals. See “Security Ownership of Management” presented elsewhere in this proxy statement. However, management is now working with the Committee and the Committee’s outside compensation consultant to develop and implement formal stock ownership and retention guidelines in 2005.

Deductibility.  Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 per year paid to the chief executive officer and the four other most highly compensated executive officers employed at year-end. Certain compensation, including “performance based compensation,” may qualify for an exemption from the deduction limit if it satisfies various technical requirements under Section 162(m). The Committee views the tax deductibility of executive compensation as one factor to be considered in the context of its overall compensation philosophy. The Committee reviews each material element of compensation on a continuing basis and takes steps to assure deductibility if that can be accomplished without sacrificing flexibility and other important elements of the overall executive compensation program. Base salary and the amounts reflected in the other annual compensation and all other compensation columns of the Summary Compensation Table do not by their nature qualify as performance based compensation under Section 162(m). However, annual cash incentives and certain awards under the 2002 Stock Plan qualify as deductible performance based compensation. Accordingly, substantially all compensation paid in 2004 to the named executive officers was fully deductible.

Components of Executive Compensation

The Corporation’s executive compensation program has the following principal components: base salaries, annual cash incentives, restricted stock units and stock options. The Corporation also makes specific awards of restricted stock from time to time. The following summarizes actions taken by the Committee in connection with its review of 2004 compensation of the named executive officers.

Base Salaries.  The Committee generally determines base salaries and any adjustments to base salaries by evaluating the responsibilities of the current position and the individual’s experience, performance, career progress and potential development. The Committee also considers the range of salary increases awarded to employees generally and reviews market surveys showing base salary information for comparable executive positions at peer group companies to ensure that this component of compensation is competitive. The Committee targets the base salaries of the Corporation’s executive officers at approximately the median of salaries for similar positions in the companies used for comparison purposes. The Committee considers all of these factors without assigning particular weight to any single factor. Adjustments in 2004 to the base salaries of the named executive officers were effective as of April 2004 and are shown in the “Salary” column of the Summary Compensation Table.

Annual Cash Incentives.  The named executive officers were eligible for 2004 annual incentive awards under the provisions of the stockholder-approved Management Performance Plan. The Plan establishes a maximum award funding opportunity for each Plan participant, expressed as a percentage of the Corporation’s consolidated net income for the relevant year. The maximum award funding opportunity is 0.6% of consolidated net income for the chairman and chief executive officer, 0.4% for the president and chief operating officer (if different from the chairman and chief executive officer), and 0.3% for each of the other Plan participants. The Committee has, and typically exercises, negative discretion to adjust the size of specific awards downward from the maximum award funding opportunity. Following completion of the fiscal year, the Committee first determines each participant’s maximum award funding opportunity on the basis of the Corporation’s consolidated net income for the year, and then approves specific awards as a percentage of base salary.

At the recommendation of Mr. Osborn, the Committee approved annual incentive awards for 2004 to members of the Management Committee, including the named executive officers, as shown in the “Bonus” column of the Summary Compensation Table. Mr. Osborn based his recommendations on several factors, including the performance of both the Corporation and the respective business areas managed by the individuals during 2004, individual performance, and comparative compensation data for senior management positions at peer organizations.

Restricted Stock Units.  In February 2004 the Committee approved grants of restricted stock units to the named executive officers. All stock units were awarded under the provisions of the 2002 Plan, which was approved by stockholders in 2002.

Each restricted stock unit entitles the award recipient to receive one share of stock in the year in which the award vests. Stock units vest over a specified vesting period determined by the Committee. Dividend equivalents on the stock units are paid on a current basis. If the executive dies, becomes disabled, or retires during the vesting period, a pro-rated number of stock units becomes distributable. In addition, if an executive who has reached age 55 leaves and does not compete with the Corporation during the vesting period, a pro-rated number of stock units is eligible for distribution at the completion of the vesting period. In all other instances where the executive leaves the Corporation during the vesting period, the stock units are forfeited. Upon a change in control of the Corporation, the full stock unit grant becomes distributable.

Distribution of stock units granted prior to December 31, 2004 is mandatorily deferred to the extent that distribution would result in compensation not being deductible by the Corporation under the provisions of Section 162(m) of the Code. See “—Deductibility” above. If distribution of an award is deferred for this reason, the award becomes distributable in the first year in which it would result in deductible compensation, such as when the executive has retired and is no longer subject to Section 162(m). However, in light of new tax legislation effective January 1, 2005, the Corporation is reviewing this mandatory deferral provision for possible revision. Distribution of stock units also may be voluntarily deferred by the executive.

Individual awards of restricted stock units are based on competitive compensation data and the estimated value of the award to the recipient. The Committee also considers the equity awards previously granted to the individual, as well as the retention of these awards over the years. The 2004 restricted stock units granted to the named executive officers are shown in the “Restricted Stock Awards” column of the Summary Compensation Table.

Stock Options.  Option grants are designed to align the interests of executives with those of the stockholders. All stock options awarded to the named executive officers in February 2004 were granted under the provisions of the stockholder-approved 2002 Plan.

Under the 2002 Plan, stock options are granted with an exercise price equal to the market price of the common stock on the date of grant and expire ten years after the date of the grant. This approach is designed to motivate the executive to contribute to the creation of stockholder value over the long term. Stock options vest over a specified vesting period determined by the Committee. If the executive dies or becomes disabled, the stock options (whether vested or unvested) become vested and may be exercised until the earlier of five years following death or disability or the expiration date of the option. If the executive retires, the stock options continue to vest in accordance with their terms and, once vested, may be exercised until the earlier of five years following retirement or the expiration date of the option. In addition, if the executive is a member of the Management Committee on the date of grant, and is age 55 or older with a minimum of 10 years of employment on the date of termination of employment, the stock options continue to vest and, once vested, may be exercised until the earlier of five years following termination of employment or the expiration date of the option. In all other instances (other than termination due to severance where special rules apply), vested stock options expire on the earlier of three months following termination of employment and unvested stock options expire on termination of employment. Upon a change in control of the Corporation, all stock options become vested and exercisable.

In approving individual stock option awards, the Committee considers competitive compensation data and the estimated option value to the recipient. Awards are made within the context of providing an appropriate mix of cash and equity incentives and also take into consideration individual performance factors. The Committee also considers the number of stock options and other stock compensation previously granted to the individual, as well as the retention of shares over the years. The 2004 stock option grants to the named executive officers are shown in the table captioned “Option Grants in Last Fiscal Year.”

Chief Executive Officer Compensation

During 2004, the Committee reviewed each component of Mr. Osborn’s compensation and made the following adjustments.

Base Salary.  Effective April 1, 2004, the Committee increased Mr. Osborn’s base salary to $1,000,000 from $975,000. This 2.6% increase reflected the Committee’s consideration of competitive compensation data for chief executive officers in the Corporation’s peer group, the Corporation’s 2004 salary increase policy, and an evaluation of Mr. Osborn’s individual performance by the Committee.

Annual Cash Incentive.  In February 2005, the Committee awarded Mr. Osborn an annual cash incentive of $2,000,000 for 2004. This award reflects the Committee’s view that Mr. Osborn’s leadership was instrumental to the Corporation’s 2004 performance, including: record net income of $505.6 million (up 25% over 2003); record net income per common share of $2.27 (up 26% over

2003); record assets under administration of $2.6 trillion (up 23% over 2003); and record assets under management of $572 billion (up 19% over 2003).

Restricted Stock Units and Stock Options.  In February 2004, the Committee awarded Mr. Osborn a grant of 30,000 restricted stock units and a stock option grant to purchase 250,000 shares. The stock unit grant represented approximately 16.3% of the total of 184,500 stock units awarded by the Committee in 2004, and the stock option grant represented approximately 9.7% of the total stock options to purchase 2,589,200 shares that were granted in 2004. In determining the stock units and stock option award amounts for Mr. Osborn, the Committee considered relevant competitive compensation data, the targeted level of equity as a form of variable compensation, and the linkages the awards would provide to the stockholders’ long-term interests.

* * * * *

This report is submitted on behalf of the members of the Committee:

Edward J. Mooney, Chairman

Susan Crown

Arthur L. Kelly

Harold B. Smith

William D. Smithburg

Summary Compensation Table

The following table sets forth compensation information for the years 2002 through 2004 with respect to the Corporation’s chief executive officer and the four other most highly compensated executive officers during 2004.

Name and Principal Position	Year	Annual Compensation			Long-Term Compensation
		Salary (1)	Bonus (2)	Other Annual Compen- sation (3)	Restricted Stock Awards (4)	Securities Underlying Options (5)	Payouts (Long- Term Incentive Plan) (6)	All Other Compen- sation (7)
William A. Osborn	2004	$993,750	$2,000,000	$8,512	$1,473,600	250,000	$2,286,704	$73,379
Chairman, Chief	2003	$968,750	$ 0	$5,984	$ 489,225	150,000	$1,862,748	$44,629
Executive Officer and President	2002	$950,000	$1,000,000	$ 880	$ 993,700	135,000	$ 154,120	$56,050

Perry R. Pero	2004	$493,750	$ 500,000	$ 0	$ 392,960	80,000	$1,351,234	$36,459
Vice Chairman	2003	$472,500	$ 0	$ 0	$ 228,305	55,000	$1,467,606	$21,768
and Head of Corporate Risk Management	2002	$465,000	$ 375,000	$ 0	$ 470,700	45,000	$ 457,948	$27,435

William L. Morrison	2004	$493,750	$ 550,000	$ 0	$ 736,800	90,000	$ 831,529	$36,459
Executive Vice	2003	$450,000	$ 0	$ 0	$ 228,305	65,000	$ 670,589	$20,731
President and President— Personal Financial Services	2002	$375,000	$ 300,000	$ 0	$ 366,100	40,000	$ 484,662	$22,040

Timothy J. Theriault	2004	$437,500	$ 600,000	$ 0	$ 589,440	80,000	$ 935,470	$32,305
Executive Vice	2003	$386,250	$ 0	$ 0	$ 228,305	60,000	$ 596,080	$17,794
President and President— Worldwide Operations and Technology	2002	$345,000	$ 300,000	$ 0	$ 418,400	40,000	$ 726,993	$19,224

Frederick H. Waddell	2004	$425,000	$ 650,000	$ 299	$ 736,800	90,000	$ 935,470	$31,382
Executive Vice	2003	$336,250	$ 0	$ 79	$ 163,075	40,000	$ 670,589	$15,491
President and President— Corporate and Institutional Services	2002	$295,000	$ 220,000	$ 0	$ 313,800	25,000	$1,211,655	$17,405

(1) Salary adjustments for each of the named executive officers during 2004 were effective April 1, 2004.

(2) The “Bonus” figures represent the dollar value of the annual cash incentives earned by the named executive officers. For 2002, approximately 80% of the annual cash incentive was paid in cash and 20% was distributed in the form of non-qualified stock options on February 18, 2003.

(3) The “Other Annual Compensation” column reflects reimbursements for the payment of personal income taxes incurred in connection with the business use of company automobiles. None of the named executive officers received perquisites or personal benefits in excess of the reporting thresholds established by the SEC (the lesser of $50,000 or 10% of the total amount of Salary and Bonus).

(4) Each named executive officer received a restricted stock unit award in February 2004 as shown in the table below. The market values of the restricted stock units awarded in 2004 are based on a price of $49.12 per share, the mean of the high and low sale prices of the common stock on February 17, 2004, the date of grant, as reported by Nasdaq. All other material terms of the restricted stock units are described in “—Compensation and Benefits Committee Report—Components of Executive Compensation—Restricted Stock Units.” The table below also shows the total number of restricted stock units held by the named executive officers and their aggregate market value as of December 31, 2004. All market values are based on a price of $48.83 per share, the mean of the high and low sale prices of the common stock on December 31, 2004, as reported by Nasdaq. None of the named executive officers held any shares of restricted stock as of December 31, 2004.

Name	Number of Restricted Stock Units Granted in 2004	Market Value of 2004 Restricted Stock Units as of the Grant Date	Total Number of Restricted Stock Units held as of December 31, 2004	Aggregate Market Value of Restricted Stock Units as of December 31, 2004
William A. Osborn	30,000	$1,473,600	290,350	$14,177,791
Perry R. Pero	8,000	$ 392,960	97,456	$ 4,758,776
William L. Morrison	15,000	$ 736,800	44,000	$ 2,148,520
Timothy J. Theriault	12,000	$ 589,440	42,000	$ 2,050,860
Frederick H. Waddell	15,000	$ 736,800	40,000	$ 1,953,200

(5) The 2003 number does not include stock options granted in 2003 that constitute 20% of each named executive officer’s 2002 annual incentive award reported in the “Bonus” column. Material terms of the stock options are described in “—Compensation and Benefits Committee Report—Components of Executive Compensation—Stock Options.”

(6) The amounts shown reflect the values of previously granted performance shares distributed to the named executive officers. The values were determined by multiplying the total number of performance shares (as earned over various three-year performance periods and subsequently distributed) by the mean of the high and low sale prices of the common stock on the dates of distribution as reported by Nasdaq, and adding dividend equivalents and an interest factor. The Committee discontinued awarding performance shares in 1999 when it began to make awards of restricted stock units. As previously awarded, performance shares were subject to a three-year performance period followed by a three-year vesting period. Upon the completion of each three-year performance period, the Committee determined the extent to which the performance goals for that performance period were achieved and authorized the crediting of the appropriate number of performance shares to a participant’s account. The shares were then distributed to the participant on the third anniversary following the date on which the shares were credited to the participant’s account, together with the dividend equivalents and interest.

(7) The “All Other Compensation” column reflects (i) matching contributions made by the Corporation on behalf of the named executive officers to the TIP and the Supplemental Thrift-Incentive Plan (the “Supplemental TIP”) and (ii) allocations on behalf of the named executive officers under the ESOP and the Supplemental Employee Stock Ownership Plan (the “Supplemental ESOP”), all of which are defined contribution plans. As noted, effective January 1, 2005, the ESOP was merged into the TIP. In the event of a change in control of the Corporation, participants become fully vested in all benefits payable under the TIP, the Supplemental TIP and the Supplemental ESOP. The following table shows the TIP and Supplemental TIP matching contributions and the ESOP and Supplemental ESOP allocations made in 2004 to the named executive officers.

Name	2004 Matching Contributions under the TIP and Supplemental TIP	2004 Allocations under the ESOP and Supplemental ESOP
William A. Osborn	$43,566	$29,813
Perry R. Pero	$21,646	$14,813
William L. Morrison	$21,646	$14,813
Timothy J. Theriault	$19,180	$13,125
Frederick H. Waddell	$18,632	$12,750

Option Grants in Last Fiscal Year

The following table sets forth certain information with respect to the stock options granted during 2004 to the executive officers named in the Summary Compensation Table. Using 0%, 5% and 10% in assumed rates of stock price appreciation (compounded annually) for the option term of ten years, the table also shows the potential realizable pre-tax value of the stock options. These assumed rates are used for illustrative purposes only, and are not intended to represent or predict future increases in the price of the Corporation’s common stock.

Name	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term of 10 years(2)
	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees In 2004	Exercise Price	Expiration Date	0%	5%	10%

William A. Osborn	250,000	9.7%	$49.12	2/17/14	0	$7,722,826	$19,571,157

Perry R. Pero	80,000	3.1%	$49.12	2/17/14	0	$2,471,304	$ 6,262,770

William L. Morrison	90,000	3.5%	$49.12	2/17/14	0	$2,780,217	$ 7,045,617

Timothy J. Theriault	80,000	3.1%	$49.12	2/17/14	0	$2,471,304	$ 6,262,770

Frederick H. Waddell	90,000	3.5%	$49.12	2/17/14	0	$2,780,217	$ 7,045,617

(1) These options were granted on February 17, 2004. One-fourth of these options will each become exercisable on February 17 of 2005, 2006, 2007 and 2008. All other material terms of the stock options are described in “—Compensation and Benefits Committee Report—Components of Executive Compensation—Stock Options.”

(2) No gain to the optionees is possible without an increase in the stock price, which will benefit all stockholders commensurately. The pre-tax gain to all stockholders after ten years, using as a base the mean of the high and low sale prices of common stock as reported by Nasdaq on the respective option grant dates and the number of shares outstanding as of December 31, 2004, would be $0 for 0% appreciation, approximately $6.8 billion for 5% appreciation and approximately $17.1 billon for 10% appreciation.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth the number of shares for which stock options were exercised during 2004, the actual as well as annualized pre-tax value realized, the number of shares for which options were outstanding and the pre-tax value of those options as of year-end.

Name	Shares Acquired On Exercise	Value Realized (1)	Annualized Value Since Grant Date(2)	Number of Securities Underlying Unexercised Options at Fiscal Year-End(3)		Value of Unexercised in-the-Money Options at Fiscal Year-End(3)(4)
				Exercisable	Unexercisable	Exercisable	Unexercisable

William A. Osborn	49,388	$1,873,440	$200,060	1,200,695	395,000	$14,107,522	$1,621,500

Perry R. Pero	42,032	$1,296,687	$175,683	347,293	131,666	$ 2,368,266	$ 594,539

William L. Morrison	6,422	$ 80,473	$ 11,872	208,066	146,666	$ 1,004,142	$ 702,645

Timothy J. Theriault	0	$ 0	$ 0	143,873	133,333	$ 462,768	$ 648,600

Frederick H. Waddell	18,508	$ 588,308	$ 62,725	222,002	124,999	$ 2,533,089	$ 432,389

(1) Calculated on a pre-tax basis using the spread between the option exercise price and the mean of the high and low sale prices of the common stock on the date of exercise as reported by Nasdaq.

(2) Amount of pre-tax value realized annualized over period between the date of grant and the date of exercise.

(3) Amounts represent options granted since: 1995 to Mr. Osborn; 1997 to Mr. Pero and to Mr. Morrison; 1999 to Mr. Theriault; and 1995 for Mr. Waddell.

(4) Calculated on a pre-tax basis using the spread between the option exercise price and $48.83, which was the mean of the high and low sale prices of the common stock on December 31, 2004 as reported by Nasdaq.

Employment Security and Other Agreements

Messrs. Osborn, Pero, Morrison, Theriault and Waddell are parties to employment security agreements that provide lump sum cash payments equivalent to three years’ salary and bonus (and payment of a pro-rata bonus for the year of termination, as well as continuation of medical, dental, life insurance and similar benefits for three years) upon the termination of employment either by the Corporation without good cause or by the executive with good reason, as defined in the agreements, within two years after a change in control of the Corporation, as defined in the agreements. In addition, upon such termination, the employment security agreements provide the executives with a five-year post-termination exercise period for all outstanding non-qualified stock options and all outstanding incentive stock options granted on or after September 25, 2001, and a three-year service credit, if necessary, to qualify the executives for early or normal retirement under the Corporation’s pension plans and to qualify the executives for participation in the Corporation’s retiree medical program. The agreements also provide that the Corporation will reimburse the executives for any excise tax imposed on payments under the agreements as well as taxes imposed on such reimbursement amounts.

Pension Plan Table

The table below sets forth the estimated annual benefits payable upon retirement at age 65 to persons covered under the Bank’s Pension Plan and Supplemental Pension Plan in the compensation and years of service classification specified. The annual pension benefits presented below are shown as if paid in the form of a straight life annuity and will be reduced by ..50% of the average Social Security taxable wage base for the individual for each year of service up to 35 years (the maximum years of service credited under the plans).

Pension Benefits
Average Compensation In 5 Highest Years	Years of Service at Retirement
	15	20	25	30	35
$ 500,000	$ 135,000	$180,000	$ 225,000	$ 270,000	$ 315,000

750,000	202,500	270,000	337,500	405,000	472,500

1,000,000	270,000	360,000	450,000	540,000	630,000

1,250,000	337,500	450,000	562,500	675,000	787,500

1,500,000	405,000	540,000	675,000	810,000	945,000

1,750,000	472,500	3630,000	787,500	945,000	1,102,500

2,000,000	540,000	720,000	900,000	1,080,000	1,260,000

2,250,000	607,500	810,000	1,012,500	1,215,000	1,417,500

2,500,000	675,000	900,000	1,125,000	1,350,000	1,575,000

2,750,000	742,500	990,000	1,237,500	1,485,000	1,732,500

3,000,000	810,000	1,080,000	1,350,000	1,620,000	1,890,000

3,250,000	877,500	1,170,000	1,462,500	1,755,000	2,047,500

3,500,000	945,000	1,260,000	1,575,000	1,890,000	2,205,000

3,750,000	1,012,500	1,350,000	1,687,500	2,025,000	2,362,500

4,000,000	1,080,000	1,444,000	1,800,000	2,160,000	2,520,000

For the named executive officers, compensation covered by the Pension Plan includes base salary, before tax deposits made by a participant to the TIP, and awards under the Management Performance Plan. The average covered compensation for the highest five consecutive years is used in the pension calculation. Credited years of service under the Pension Plan for the named executive officers are as follows: Mr. Osborn—34 years, Mr. Pero—40 years, Mr. Morrison—8 years, Mr. Theriault—20 years and Mr. Waddell—29 years. In the event of a change in control of the Corporation, as defined in the Supplemental Pension Plan, participants become fully vested in all benefits payable under the Supplemental Pension Plan. In addition to pension benefits, retiree health benefits are available to these individuals upon retirement if the length of service and other eligibility requirements described in the Retiree Medical Care Plan have been met.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

AMONG NORTHERN TRUST CORPORATION COMMON STOCK, S&P 500 INDEX

AND KEEFE, BRUYETTE & WOODS (KBW) 50 INDEX

The graph presented below compares the cumulative total stockholder return on the Corporation’s Common Stock to the cumulative total return of the S&P 500 Index and the KBW 50 Index for the five fiscal years which commenced January 1, 2000 and ended December 31, 2004. The cumulative total stockholder return assumes the investment of $100 in the Corporation’s Common Stock and in each index on December 31, 1999 and assumes reinvestment of dividends. The KBW 50 Index, available from Keefe, Bruyette & Woods, Inc., is a market-capitalization-weighted bank-stock index made up of 50 of the nation’s largest banking companies, including all money-center and most major regional banks. The Corporation is included in both the S&P 500 Index and the KBW 50 Index.

We caution you not to draw any conclusions from the data in this performance graph, as past results do not necessarily indicate future performance.

Total Return Assumes $100 Invested on

December 31, 1999 with Reinvestment of Dividends

Five-Year Cumulative Total Return

	December 31,
	1999	2000	2001	2002	2003	2004
Northern Trust	100	155	116	68	92	98
S&P 500 Index	100	91	80	62	80	89
KBW 50 Index	100	120	115	107	143	158

AUDIT COMMITTEE REPORT

The Audit Committee of the board is responsible for providing oversight of the Corporation’s financial reporting functions and internal controls. The board appoints the Audit Committee and its chairman annually, with the Committee consisting of at least four directors. The Audit Committee operates under a formal charter, which is attached to this proxy statement as Exhibit B and is available at the Corporation’s website at www.northerntrust.com. The Audit Committee charter sets forth in detail the duties and responsibilities of the Audit Committee.

The Audit Committee’s duties and responsibilities are ones of oversight. In fulfilling their duties and responsibilities, it is recognized that members of the Committee are not full-time employees of the Corporation, and are not, and do not represent themselves to be, accountants or auditors by profession. Each member of the Committee shall be entitled to rely in good faith on (i) the integrity of those persons and organizations within and outside the Corporation from which he or she receives information, (ii) the accuracy of the financial and other information provided to the Committee absent actual knowledge to the contrary (which shall be promptly reported to the Board) and (iii) representations made by management or third parties as to any information technology, internal audit and other non-audit services provided by the Corporation’s independent registered public accountants to the Corporation. The responsibility for the completeness and accuracy of the Corporation’s financial statements rests with the Corporation’s management. The responsibility of KPMG LLP, the Corporation’s independent registered public accountants, is (i) to perform an audit and to express an opinion as to whether the Corporation’s annual consolidated financial statements are free of material misstatement and presented in accordance with generally accepted accounting principles and (ii) to perform an audit and to express an opinion as to management’s assessment of, and the effective operation of, the Corporation’s internal control over financial reporting.

The Audit Committee received the written disclosures and the letter from KPMG LLP, required by the Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), as currently in effect. The disclosures described the relationships and fee arrangements between the firm and the Corporation. Consistent with Independence Standards Board Standard No. 1 and the rules and regulations of the SEC, the Audit Committee considered at a meeting held on January 18, 2005 whether the provision of non-audit services by the independent registered public accountants to the Corporation for the fiscal year ended December 31, 2004 is compatible with maintaining KPMG LLP’s independence and has discussed with KPMG LLP the firm’s independence from the Corporation.

The Audit Committee reviewed and discussed with the Corporation’s independent registered public accountants the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (“Communications with Audit Committees”).

The Audit Committee reviewed and discussed with management and the Corporation’s independent registered public accountants the audited financial statements of the Corporation for the year ended December 31, 2004.

Based on the above-mentioned reviews and discussions with management and the Corporation’s independent registered public accountants, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above, the Audit Committee, exercising its business judgment, recommended to the board that the Corporation’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the SEC.

This report is submitted on behalf of the members of the Audit Committee:

Duane L. Burnham, Chairman

Susan Crown

Dipak C. Jain

Edward J. Mooney

John W. Rowe

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Appointment of Independent Registered Public Accountants

The independent registered public accountants are appointed annually by the Corporation’s Audit Committee. For the year 2005, the Audit Committee has authorized the engagement of KPMG LLP as the Corporation’s independent registered public accountants. KPMG LLP served as the Corporation’s independent registered public accountants for the year ended December 31, 2004. Representatives of KPMG LLP will be present at the annual meeting. They will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions raised by stockholders at the meeting.

Stockholder ratification of the selection of KPMG LLP as the Corporation’s independent registered public accountants is not required. However, the board of directors is submitting the selection of KPMG LLP as the Corporation’s independent registered public accountants to the stockholders for ratification to learn the opinion of stockholders on this selection. If the stockholders fail to ratify KPMG LLP as the independent registered public accountants, the Audit Committee will reassess its appointment. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if it determines that such change would be in the best interests of the Corporation and its stockholders.

Fees of Independent Registered Public Accountants

Description of Fees	Amount of Fees Payable to KPMG LLP for Fiscal Year 2004	Amount of Fees Payable to KPMG LLP for Fiscal Year 2003
Audit Fees(1)	$2,326,570	$1,217,000
Audit-Related Fees(2)	$ 332,680	$ 231,700
Tax Fees(3)	$ 284,796	$ 126,600
All Other Fees(4)	$ –	$ –
Additional Fees(5)	$ 199,400	$ 207,000

(1)  Includes fees for professional services rendered for the audit of the Corporation’s annual financial statements for the fiscal year (including services relating to the audit of internal control over financial reporting under the Sarbanes-Oxley Act of 2002) and for reviews of the financial statements included in the Corporation’s Quarterly Reports on Form 10-Q and for other services that only an independent registered public accountant can reasonably provide.

(2)  Includes fees for services that were reasonably related to performance of the audit of the annual financial statements for the fiscal year, other than Audit Fees, such as employee benefit plan audits and internal control reviews.

(3)  Includes fees for tax return preparation and tax planning.

(4)  Includes the aggregate fees for products and services other than those reported above, including other fees for compliance and employee benefits consulting.

(5)  Additional Fees are fees for services rendered in connection with audits for certain of the proprietary, common and securities lending collateral funds sponsored or managed by the Corporation. These funds are not included in the consolidated financial statements of the Corporation.

Pre-Approval Policies and Procedures of the Audit Committee

On February 17, 2004, the Audit Committee adopted the revised Northern Trust Corporation Policy Regarding Engagement of Independent Public Accountants to Provide Auditor Services, which superceded the Policy adopted by the Audit Committee on April 14, 2003. The purpose of the Policy is to establish procedures for Audit Committee pre-approval of all auditor services to be provided to the Corporation by its independent registered public accountants. Auditor services include audit services, audit-related services, tax services and non-audit services. The Policy provides that the Audit Committee, the Chairman or any Audit Committee member delegated the authority (a “Designated Member”), has the authority to grant pre-approvals of auditor services. In addition, the Policy provides that the independent registered public accountants may be engaged to provide only those non-audit services (i) that are permitted by the SEC’s final rule entitled “Strengthening the Commission’s Requirements Regarding Auditor Independence” and (ii) that, in the judgment of the Audit Committee, are compatible with maintaining the independent registered public accountants’ independence from the Corporation. In evaluating whether a proposed engagement of the Corporation’s independent registered public accountants for a specific permitted non-audit service is compatible with maintaining the firm’s independence from the Corporation, the Audit Committee or a Designated Member thereof must consider whether the proposed engagement would cause the independent registered public accountant to (1) audit its own work, (2) perform management functions, or (3) act as an advocate for the Corporation. The independent registered public accountants shall in no event be engaged to perform any Prohibited Services, as defined in the Policy.

The Audit Committee approved a total of $30,000 for tax services performed by KPMG LLP pursuant to the de minimis exception under the SEC rules. This amount represents 11% of the aggregate Tax Fees paid to KPMG LLP in 2004.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF KPMG LLP AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE YEAR 2005.

OTHER BUSINESS

The board of directors knows of no business to be presented at the 2005 annual meeting other than that described above. The Corporation’s by-laws provide that stockholders may bring matters before an annual meeting only if they give timely written notice of the matter to be brought not less than 90 days and not more than 120 days before the month and day that the Corporation held the prior year’s annual meeting. The notice must be directed to the attention of the Corporation’s Corporate Secretary and contain the information required by the by-laws.

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

Any stockholder proposals for the 2006 annual meeting must be received by the Corporation, directed to the attention of the Corporation’s Corporate Secretary, no later than November 14, 2005 in order to be eligible for inclusion in the Corporation’s proxy statement and form of proxy for that meeting. The proposal must comply in all respects with the rules and regulations of the SEC and the by-laws of the Corporation.

Also, under the Corporation’s by-laws, other proposals that are not included in the proxy statement will be considered timely and may be eligible for presentation at that meeting if they are received by the Corporation in the form of a written notice, directed to the attention of the Corporation’s Corporate Secretary, not earlier than December 20, 2005 and not later than January 19, 2006. The notice must contain the information required by the by-laws.

By order of the Board of Directors,

Rose A. Ellis

Corporate Secretary

Chicago, Illinois

March 14, 2005

Exhibit A

NORTHERN TRUST CORPORATION

CATEGORICAL STANDARDS OF DIRECTOR INDEPENDENCE

The following directors shall not be considered “independent”:

•	a director who is or was an employee, or whose immediate family member is or was an executive officer, of the Corporation in the current or any of the past three fiscal years;

•	a director who receives or has received, or whose immediate family member receives or has received, more than $60,000 per year in direct payments from the Corporation, other than permitted loans, director and committee fees, payments in connection with the deposit of funds or an agency relationship in the ordinary course, payments arising solely from investments in the Corporation’s securities and pension or other forms of deferred compensation for prior service, during any period of twelve consecutive months within the past three years;

•	a director who is, or whose immediate family member is, a current partner of the internal or external auditor of the Corporation or who is or has been, or whose immediate family member is or has been, affiliated with or employed by a (present or former) internal or external auditor of the Corporation (or of an affiliate) and involved with the Corporation’s audit, in the current or any of the past three fiscal years;

•	a director who is or has been or whose immediate family member is or has been, part of an interlocking directorate in which an executive officer of the Corporation serves on the compensation committee of another company that concurrently employs the director or his or her immediate family member, in the current or any of the past three fiscal years; or

•	a director who is a partner in, a controlling shareholder, an executive officer or an employee of, or whose immediate family member is a partner in, a controlling shareholder or an executive officer of, a company that, in the current year or any of the past three fiscal years, made payments to, or received payments from, the Corporation for property or services in an amount which, in any single fiscal year, exceeded the greater of $200,000 or 5% of the recipient’s revenues or the greater of $1 million or 2% of such other company’s revenues.

A-1

Exhibit B

NORTHERN TRUST CORPORATION

AUDIT COMMITTEE CHARTER

Effective January 18, 2005

(Supercedes the Audit Committee Charter Adopted February 17, 2004)

The By-laws of Northern Trust Corporation (the “Corporation”) provide that the Board of Directors of the Corporation (the “Board”) shall appoint annually at its organization meeting an Audit Committee (“Committee”) and its Chairman. The By-laws also provide that the Committee shall perform such functions as are set forth in an audit committee charter both for the Corporation and its subsidiaries (collectively, “Northern Trust”) on a consolidated basis and for such individual banking subsidiaries as the Board shall direct.

I. Purpose.

The Committee’s purpose is to oversee the accounting and financial reporting processes of Northern Trust and the audits of the consolidated financial statements of Northern Trust and to provide assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal financial control and legal compliance functions of Northern Trust, including, without limitation, (a) assisting the Board’s oversight of (i) the integrity of Northern Trust’s consolidated annual and quarterly financial statements and earnings releases filed on Form 8-K, (ii) Northern Trust’s compliance with legal and regulatory requirements, (iii) the Corporation’s public accountants’ qualifications and independence, and (iv) the performance of Northern Trust’s internal audit function and the Corporation’s public accountants, and (b) preparing the report required to be prepared by the Committee pursuant to the rules of the Securities and Exchange Commission (the “SEC”) for inclusion in the Corporation’s annual proxy statement.

II. Committee Membership, Independence and Experience.

The Committee shall consist of at least four directors. Each member of the Committee shall be qualified to serve on the Committee pursuant to the requirements of The Nasdaq Stock Market, Inc. (“NASDAQ”) and any additional requirements the Board deems appropriate. The Board shall appoint the members of the Committee annually based on the recommendations of the Corporation’s Corporate Governance Committee. The Board may fill vacancies on the Committee and may remove a member from Committee membership at any time with or without cause.

The Chairmanship of the Committee should change at least every five years. There should also be a regular rotation in the membership of the Committee, balancing in each case the need for fresh perspective with the need for experience and continuity.

All members of the Committee shall be “independent directors” under the Corporation’s Corporate Governance Guidelines and the applicable NASDAQ rules, the provisions of the Sarbanes-Oxley Act of 2002 (the “Act”), and the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”). The Committee shall have, in the judgment of the Board, the literacy and experience requirements under the applicable NASDAQ rules, the provisions of the Act and FDICIA. At least one member of the Committee shall have “accounting or related financial management expertise,” as such qualifications are interpreted by the Board in its business judgment. At least one member of the Committee shall be the “audit committee financial expert,” as such term is defined in the rules and regulations promulgated by the SEC pursuant to the Act.

Director’s fees (including any additional amounts paid to chairmen of committees and to members of committees of the Board) are the only compensation a member of the Committee may receive from the Corporation; provided, however, that a member of the Committee may also receive pension or other forms of deferred compensation from the Corporation for prior service so long as such compensation is not contingent in any way on continued service.

No director may serve as a member of the Committee if such director serves on the audit committee of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Committee. Any such determination must be disclosed in the Corporation’s annual proxy statement.

III. Committee Structure and Operations.

Meetings.

The Committee shall meet in person or by telephone conference, videoconference or other means of communications permitted under applicable Delaware law at least once every fiscal quarter. Additional meetings may be held or actions may be taken by unanimous written consent, as deemed necessary or appropriate by the Committee Chairman or by any other member of the Committee. Minutes of each meeting shall be prepared by such person designated by the Committee Chairman, as Acting Secretary of the Committee and, when approved, shall be distributed to all Board members.

The Committee may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as it may deem necessary or appropriate. The Committee shall meet separately, periodically, with (i) management, (ii) Northern Trust’s internal auditors and (iii) the Corporation’s public accountants, in each case to discuss any matters that the Committee or any of the above persons or firms believes should be discussed privately.

Resources.

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities. The Committee shall have direct and unrestricted access to Northern Trust’s management and non-management personnel, all corporate records and the Corporation’s public accountants. The Committee shall have the authority to obtain advice and assistance from internal or external legal, accounting or other advisors, without the approval of the engagement by the Board or management, and may direct the proper officers of the Corporation to pay the reasonable fees and expenses of any such advisors. The Committee may request its advisors to attend a meeting of the Committee or to meet with any members of the Committee.

IV. Committee Responsibility and Authority.

The Committee’s responsibility is one of oversight. The responsibility for the completeness and accuracy of the financial statements rests with Northern Trust’s management. The responsibility of the Corporation’s public accountants is to perform an audit and to express an opinion as to whether Northern Trust’s annual consolidated financial statements are free of material misstatement and presented in accordance with generally accepted accounting principles (“GAAP”).

In fulfilling their duties and responsibilities hereunder, it is recognized that members of the Committee are not full-time employees of Northern Trust and are not, and do not represent themselves to be, accountants or auditors by profession. Each member of the Committee shall be entitled to rely in good faith on (i) the integrity of those persons and organizations within and outside Northern Trust from which he or she receives information, (ii) the accuracy of the financial and other information provided to the Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board) and (iii) representations made by Northern Trust’s management as to any information technology, internal audit and other non-audit services provided by the Corporation’s public accountants to Northern Trust.

The Corporation’s public accountants shall be accountable to the Board and the Committee. The public accountants shall report directly to the Committee. The Committee shall have the authority and responsibility to evaluate, select, and, as appropriate, replace the Corporation’s public accountants.

V. Committee Oversight Activities.

The Committee shall have the authority to perform the following oversight functions for Northern Trust on a consolidated basis:

Financial Reporting and Control Review Activities.

•          Being directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation, and having each such registered public accounting firm report directly to the Committee (the registered public accounting firm engaged for the purpose of preparing or issuing audit reports for inclusion in the Corporation’s Annual Report on Form 10-K is referred to herein as the “public accountants”).

•          Reviewing and, in its sole discretion, approving in advance the Corporation’s public accountants’ annual engagement letter, including the proposed fees contained therein, as well as all audit and, as provided in the Act and the SEC rules and regulations promulgated thereunder, all permitted non-audit services engagements and relationships between Northern Trust and such public accountants (which approval should be made after receiving input from Northern Trust’s management, if desired). Approval of audit and permitted non-audit services will be granted by the Committee in its sole discretion.

•          Reviewing the performance of the Corporation’s public accountants, including the lead partner of the public accountants, and, in its sole discretion, making decisions regarding the replacement or termination of the public accountants when circumstances warrant.

•          Reviewing and approving all related party transactions disclosable pursuant to Item 404 of Regulation S-K, i.e., transactions or series of similar transactions to which Northern Trust is a party, in which the amount involved exceeds $60,000 and in which any director, executive officer, director nominee, beneficial holder of more than five percent of the Corporation’s voting securities or any immediate family member of any of the foregoing persons has a direct or indirect material interest.

•          Reviewing and discussing with management, the Corporation’s public accountants and, if appropriate, Northern Trust’s internal auditors, the following:

(1)	Northern Trust’s annual audited consolidated financial statements and quarterly consolidated financial statements, including the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and any major issues related thereto, and the certifications required under Sections 302 and 906 of the Act;

(2)	such accounting policies (and changes therein) of Northern Trust, including any financial reporting issues which could have a material impact on Northern Trust’s consolidated financial statements, as are deemed appropriate for review by the Committee prior to any interim or year-end filings with the SEC or other regulatory body;

(3)	major issues regarding accounting principles and financial statement presentations, including (A) any significant changes in Northern Trust’s selection or application of accounting principles, (B) any analyses prepared by management and/or the public accountants setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the ramifications and effects of alternative GAAP methods on Northern Trust’s consolidated financial statements, and (C) all alternative treatments of financial information that have been discussed by the public accountants and management, and the treatment preferred by the public accountants;

(4)	all other material written communications between the public accountants and management, such as any management letter or schedule of unadjusted differences;

(5)	the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the consolidated financial statements of Northern Trust; and

(6)	any other matters required to be brought forth by AICPA Statement of Auditing Standards No. 61.

•          As appropriate, receiving and discussing with the Corporation’s Chief Executive Officer and Chief Financial Officer and other senior members of management, Northern Trust’s internal auditors and the Corporation’s public accountants:

(1)	their assessments of the adequacy of internal financial controls, including the responsibilities, budget and staffing of Northern Trust’s internal audit function;

(2)	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Northern Trust’s ability to record, process, summarize and report financial information;

(3)	any fraud, whether or not material, that involves management or other employees who have a significant role in Northern Trust’s internal control over financial reporting;

(4)	any significant changes in internal control over financial reporting or in other factors that could significantly affect internal control over financial reporting, including any corrective actions or resolutions with regard to significant deficiencies and material weaknesses or the ability of management to override or compromise Northern Trust’s internal financial control system;

(5)	the reports issued with respect to the annual consolidated financial statements, the internal financial control structure and procedures for financial reporting, and compliance with laws and regulations relating to these statements or structure and procedures for financial reporting and the basis for such reports; and

(6)	the reports of the internal auditors on the internal audit program and the results of internal audit examinations, including significant findings.

•          Determining whether to recommend to the Board that the audited consolidated financial statements be included in the Corporation’s Annual Report on Form 10-K for the last fiscal year.

•          Discussing the Corporation’s earnings press releases, as well as discussing generally financial information and earnings guidance provided by the Corporation to analysts and rating agencies through discussion of the types of information to be disclosed and the types of presentations to be made.

•          Discussing the Corporation’s major financial reporting risk exposures and the guidelines and policies governing the process by which management monitors and controls financial reporting risk to the Corporation. Recognizing that it is the responsibility of one or more other Board Committees to discuss risks to the Corporation other than financial reporting risk and the guidelines and policies governing the process by which management monitors and controls those risks, the Committee should review in a general manner the processes by which those Committees accomplish those tasks.

Other Oversight Activities.

•          On an annual basis, obtaining and reviewing a report from the Corporation’s public accountants describing:

(1)	the public accountants’ internal quality-control procedures;

(2)	any material issues raised by the most recent internal quality-control review, or peer review, of the public accountants, or by an inquiry or investigation by any governmental or professional authority, within the preceding five years, respecting one or more independent audits carried out by the public accounting firm, and any steps taken to address any such issues; and

(3)	the written disclosures and the letter required by Independence Standards Board Standard No. 1 setting forth all relationships between the public accountants and Northern Trust (including a description of each category of services provided by the public accountants to Northern Trust and a list of fees billed for each such category).

•          Evaluating the independence of the Corporation’s public accountants by, among other things:

(1)	obtaining from the public accountants a written statement of the aggregate fees billed for each of the categories of services set forth in Item 9 of Schedule 14A under the Securities Exchange Act of 1934;

(2)	actively engaging in a dialogue with the public accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the public accountants;

(3)	ensuring that the lead audit partner and reviewing audit partner responsible for the current fiscal year audit of Northern Trust’s consolidated financial statements have not performed audit services for Northern Trust for more than the previous four consecutive fiscal years;

(4)	ensuring that the chief executive officer, chief financial officer, chief accounting officer or controller (or other person serving in an equivalent position) was not, within one year prior to the initiation of the audit, an employee of the public accountants who participated in any capacity in Northern Trust’s audit;

(5)	considering whether there should be regular rotation of the public accountants;

(6)	receiving and reevaluating the internal policy with regard to Northern Trust’s hiring employees or former employees of the public accountants; and

(7)	engaging in a dialogue with the Corporation’s public accountants to confirm that audit partner compensation is consistent with applicable SEC rules.

•          Reviewing on a regular basis with the Corporation’s public accountants any difficulties encountered by the public accountants in the course of any audit work, including any restrictions on the scope of the public accountants activities or on access to requested information, and any significant disagreements with management. In connection therewith, the Committee should review with the public accountants the following:

(1)	any accounting adjustments that were noted or proposed by the public accountants but were rejected by management (as immaterial or otherwise);

(2)	any “management” or “internal control” letter issued by the public accountants to the Corporation; and

(3)	the responsibilities, budget and staffing of Northern Trust’s internal auditors.

•          Resolving any disagreements between the Corporation’s public accountants and management regarding financial reporting.

•          Confirming that Northern Trust’s interim consolidated financial statements included in the Quarterly Reports on Form 10-Q have been reviewed by the Corporation’s public accountants.

•          Receiving and discussing periodic reports from the Corporation’s public accountants, management and Northern Trust’s internal auditors and assessing the impact on Northern Trust of significant accounting or financial reporting developments that may have a bearing on Northern Trust.

•          Establishing and maintaining free and open means of communication between and among the Committee, the Corporation’s public accountants, Northern Trust’s internal auditors and management, including providing such parties with appropriate opportunities to meet separately and privately with the Committee on a periodic basis.

•          Establishing procedures for (i) the receipt, retention and treatment of complaints received by Northern Trust regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous, submission by employees of Northern Trust of concerns regarding questionable accounting or auditing matters.

•          Securing expert advice to the extent the Committee determines it to be appropriate, including retaining, with or without Board approval, independent counsel, accountants, consultants or others, to assist the Committee in fulfilling its duties and responsibilities, the cost of such expert advisors to be borne by the Corporation.

•          Receiving and discussing reports on such other matters as the Committee deems appropriate.

Reporting Activities.

•          The Committee Chairman shall make regular reports to the Board on its activities, as appropriate. In connection therewith, the Committee should review with the Board any significant issues that arise with respect to the quality or integrity of Northern Trust’s consolidated financial statements, Northern Trust’s compliance with legal or regulatory requirements, the performance and independence of the Corporation’s public accountants, or the performance of the internal audit function.

•          The Committee shall prepare any report or other disclosures, including any recommendation of the Audit Committee to the Board, required by the rules of the SEC to be included in the Corporation’s proxy statement.

•          Review and reassess the adequacy of this Committee Charter on an annual basis and submit any recommended changes to the Board for approval.

•          Conduct and review with the Board an annual performance evaluation of the Committee, which evaluation shall compare the performance of the Committee with the requirements of this Committee Charter and set the goals and objectives of the Committee for the upcoming year.

•          Discharge any other duty or responsibility assigned to it by the Board.

Printed on recycled paper.

NORTHERN TRUST CORPORATION

PROXY CARD FOR 2005 ANNUAL MEETING OF STOCKHOLDERS

Tuesday, April 19, 2005

Northern Trust Corporation 50 South LaSalle St. Chicago, IL 60675	proxy

PROXY SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Duane L. Burnham, Edward J. Mooney and William D. Smithburg, or any of them, with the power of substitution, attorneys and proxies for the undersigned to vote at the annual meeting of stockholders of Northern Trust Corporation on April 19, 2005, or any adjournment of such meeting, all shares of common stock which the undersigned is entitled to vote on the election of directors and the ratification of the appointment of the Corporation’s independent registered public accountants, as more fully described in the proxy statement for the meeting, in the manner specified, and on any other business properly coming before the meeting.

The above proxies cannot vote your shares unless you vote by telephone or through the Internet in accordance with the voting instructions on the reverse side or you sign, date and return this card by mail. If you vote by mail, you are encouraged to specify your choice on the election of directors and the ratification of the appointment of the Corporation’s independent registered public accountants by marking the appropriate space (SEE REVERSE SIDE), but you need not mark any space if you wish to vote in accordance with the recommendations of the Board of Directors.

YOU CAN VOTE YOUR PROXY BY TELEPHONE OR THROUGH THE INTERNET OR BY COMPLETING, SIGNING, DATING AND RETURNING THIS CARD BY MAIL.

CONTINUED ON REVERSE SIDE

COMPANY #

CONTROL #

There are three ways to vote your proxy:

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (CDT) on April 18, 2005. NOTE: Phone voting is available only in the United States of America and Canada. There may be a few limited areas in which access to the toll free number is not available. This is dependent upon the local telephone service provider.

•	You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number that are located above and the last 4 digits of the U.S. Social Security Number or Tax Identification Number for this account. (If you do not have a U.S. SSN or TIN, follow the voice prompt.)

•	Follow the simple voice instructions.

VOTE BY INTERNET — http://www.eproxy.com/ntrs/

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (CDT) on April 18, 2005.

•	You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number that are located above and the last 4 digits of the U.S. Social Security Number or Tax Identification Number for this account to obtain your records and create an electronic ballot. If you do not have a U.S. SSN or TIN, please leave blank.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided.

IF YOU VOTE BY PHONE OR THROUGH THE INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD.

NOTE: Because stockholders have the right to vote cumulatively in the election of directors, as described in the “Election of Directors” section on page 3 of the proxy statement, you have the right to vote your shares in a manner that distributes those cumulative votes unequally among the nominees. IF YOU WISH TO EXERCISE THIS RIGHT, YOU MUST PROVIDE US WITH WRITTEN INSTRUCTIONS ON THE PROXY CARD BELOW; YOU MAY NOT EXERCISE THIS RIGHT BY VOTING BY TELEPHONE OR THROUGH THE INTERNET.

The Board of Directors Recommends a Vote FOR the Election of Each Nominee for Director.

1. Election of 12 directors:	01 Duane L. Burnham 02 Susan Crown 03 Robert A. Helman 04 Dipak C. Jain	05 Arthur L. Kelly 06 Robert C. McCormack 07 Edward J. Mooney 08 William A. Osborn	09 John W. Rowe 10 Harold B. Smith 11 William D. Smithburg 12 Charles A. Tribbett III	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any nominee, write the number(s) of the nominee(s) in the box provided to the right.)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT

OF

KPMG LLP AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

2.	Ratification of the appointment of KPMG LLP as the Corporation’s independent registered public accountants:	☐ For	☐ Against	☐ Abstain

In their sole discretion, the proxies are authorized to vote as they shall determine on such other matters as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of all nominees for director, cumulatively for some if the above proxies shall so determine at their sole discretion and FOR ratification of the appointment of KPMG LLP as the Corporation’s independent registered public accountants.

Address Change? Mark Box ☐ Indicate changes below:

Date     , 2005

Signature(s) in Box

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, sign in name of entity by authorized person.

NORTHERN TRUST CORPORATION

VOTING INSTRUCTION CARD FOR 2005 ANNUAL MEETING OF STOCKHOLDERS

Tuesday, April 19, 2005

Northern Trust Corporation 50 South LaSalle St. Chicago, IL 60675	proxy

Voting Instruction Solicited by the Trustee of The Northern Trust Company Thrift-Incentive Plan

The undersigned hereby directs The Northern Trust Company, Trustee (“TIP Trustee”) of The Northern Trust Company Thrift-Incentive Plan (“TIP”) to vote at the annual meeting of stockholders of Northern Trust Corporation on April 19, 2005, or any adjournment of such meeting, all shares of common stock that have been allocated to the TIP accounts of the undersigned on the election of directors and the ratification of the appointment of the Corporation’s independent registered public accountants, as more fully described in the proxy statement for the meeting, in the manner specified, and on any other business properly coming before the meeting.

You are encouraged to specify your choice on the election of directors and the ratification of the appointment of the Corporation’s independent registered public accountants by voting by telephone or through the Internet in accordance with the voting instructions on the reverse side or by marking the appropriate space on the voting instruction card on the reverse side. If you vote by mail, you are encouraged to specify your choice on the election of directors and the ratification of the appointment of the Corporation’s independent registered public accountants by marking the appropriate space (SEE REVERSE SIDE), but you need not mark any space if you wish to vote in accordance with the recommendations of the Board of Directors.

YOU CAN GIVE VOTING INSTRUCTIONS BY TELEPHONE OR THROUGH THE INTERNET OR BY COMPLETING, SIGNING, DATING AND RETURNING THIS CARD BY MAIL.

THE SHARES COVERED BY THIS VOTING INSTRUCTION CARD ARE SHOWN ON THE REVERSE SIDE OF THIS CARD AND ARE VOTED AS EXPLAINED BELOW.

Shown on the reverse side of this voting instruction card is the total number of shares of common stock held for you by the Trustee of The Northern Trust Company Thrift-Incentive Plan (“TIP”) in the Northern Trust Stock Fund and the Former ESOP Fund (merged into TIP effective January 1, 2005). TIP participants have the right to direct The Northern Trust Company (“the Bank”), as the TIP Trustee, to vote the shares held in their accounts, subject to Part 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Bank, as TIP Trustee, will vote allocated shares for which no direction is received and unallocated shares, if any (together, “Undirected Shares”), in the same proportion as the shares for which direction is received, except as otherwise provided in accordance with ERISA. Under the TIP, participants are “named fiduciaries” to the extent of their authority to direct the voting of shares held in their accounts and their proportionate share of Undirected Shares. By signing this voting instruction card, you direct the Bank, as TIP Trustee, to vote these shares, in person or by proxy, as designated herein, at the annual meeting of stockholders.

See reverse for voting instructions.

COMPANY #

CONTROL #

THERE ARE THREE WAYS TO GIVE

VOTING INSTRUCTIONS TO THE TIP TRUSTEE.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965

•	Your telephone call gives instructions to the TIP Trustee to vote your shares in the same manner as if you marked, signed, dated and returned your voting instruction card.

•	Use any touch-tone telephone to provide your voting instructions 24 hours a day, 7 days a week. The cut-off for giving voting instructions to the TIP Trustee by telephone is 12:00 noon (CDT) on April 18, 2005. NOTE: Phone voting is available only in the United States of America and Canada. There may be a few limited areas in which access to the toll free number is not available. This is dependent upon the local telephone service provider.

•	You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number that are located above and the last 4 digits of the U.S. Social Security Number or Tax Identification Number for this account.

•	Follow the simple voice instructions.

VOTE BY INTERNET — http://www.eproxy.com/ntrs/

•	Use the Internet to vote your shares 24 hours a day, 7 days a week, until 12:00 noon (CDT) on April 18, 2005.

•	You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number that are located above and the last 4 digits of the U.S. Social Security Number or Tax Identification Number for this account to obtain your records and create an electronic ballot. If you do not have a U.S. SSN or TIN, please leave blank.

VOTE BY MAIL

Mark, sign and date your voting instruction card and return it in the postage-paid envelope we’ve provided. The cut-off date for receiving your voting instruction card is 12:00 noon (CDT) on April 18, 2005.

IF YOU VOTE BY PHONE OR THROUGH THE INTERNET, PLEASE DO NOT MAIL YOUR

VOTING INSTRUCTION CARD.

NOTE: Because stockholders have the right to vote cumulatively in the election of directors, as described in the “Election of Directors” section on page 3 of the proxy statement, you have the right to instruct the TIP Trustee to vote the shares allocated to your TIP accounts in a manner that distributes those cumulative votes unequally among the nominees. IF YOU WISH TO EXERCISE THIS RIGHT, YOU MUST PROVIDE THE TIP TRUSTEE WITH WRITTEN INSTRUCTIONS ON THE VOTING INSTRUCTION CARD BELOW; YOU MAY NOT EXERCISE THIS RIGHT BY GIVING VOTING INSTRUCTIONS BY TELEPHONE OR THROUGH THE INTERNET.

You may access the 2005 notice of annual meeting and proxy statement and the 2004 annual report to stockholders electronically by going to these Web sites: proxy statement — http://northerntrust.com/aboutus/investor/proxy.html — annual report — http://northerntrust.com/aboutus/investor/annual/index.html

The Board of Directors Recommends a Vote FOR the Election of Each Nominee for Director.

1. Election of 12 directors:	01 Duane L. Burnham 02 Susan Crown 03 Robert A. Helman 04 Dipak C. Jain	05 Arthur L. Kelly 06 Robert C. McCormack 07 Edward J. Mooney 08 William A. Osborn	09 John W. Rowe 10 Harold B. Smith 11 William D. Smithburg 12 Charles A. Tribbett III	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any nominee, write the number(s) of the nominee(s) in the box provided to the right.)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT

OF

KPMG LLP AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

2.	Ratification of the appointment of KPMG LLP as the Corporation’s independent registered public accountants:	☐ For	☐ Against	☐ Abstain

In their sole discretion, the proxies are authorized to vote as they shall determine on such other matters as may properly come before the meeting.

This voting instruction card when properly executed will be voted in the manner directed herein. If no direction is made, this voting instruction card will be voted FOR the election of all nominees for director, cumulatively for some if the named proxies shall so determine at their sole discretion, and FOR ratification of the appointment of KPMG LLP as the Corporation’s independent registered public accountants.

Address Change? Mark Box ☐ Indicate changes below:

Date     , 2005

Signature(s) in Box

Please sign exactly as name appears hereon. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.

March 14, 2005

TO:    Stockholders of Northern Trust Corporation

HOUSEHOLDING NOTICE

The Securities and Exchange Commission rules allow NORTHERN TRUST CORPORATION (the “Corporation”) to deliver a single annual report, proxy statement, proxy statement combined with a prospectus, or any information statement to any household at which two or more stockholders reside who share the same last name or whom the Corporation reasonably believes to be members of the same family. This procedure is referred to as “Householding.”

If you share the same last name and address with one or more stockholders, from now on, unless we receive contrary instructions from you, your household will receive only one copy of the Corporation’s annual report, proxy statement for its annual meeting of stockholders, any proxy statement combined with a prospectus or any information statement. We will include with the Householded materials for our annual meetings, a separate proxy card and Notice of Annual Meeting of Stockholders for each registered stockholder account at your address.

If you object to Householding and wish to continue to receive individual copies of these documents, call Wells Fargo Bank, N.A., our stock transfer agent, at 1-877-602-7615. You will need to enter your stockholder account number and Company Number 401.

If we do not hear from you, you will be deemed to have consented to the delivery of only one set of these documents to your household. The Corporation intends to Household indefinitely, and your consent will be perpetual unless you revoke it. You may revoke your consent at any time by calling our stock transfer agent at 1-877-602-7615 or writing to them at Wells Fargo Bank, N.A., Attn: Householding, P.O. Box 64854, St. Paul, MN 55164-0854.

Your participation in this program is encouraged. It will reduce the volume of duplicate information received at your household as well as the cost to the Corporation of preparing and mailing duplicate materials.

ROSE A. ELLIS

Corporate Secretary